UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SNOWFLAKE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO
PROXY STATEMENT
For the 2026 Annual Meeting of Stockholders
To Be Held on June 29, 2026

Dear Stockholder:
We are filing this Supplement to provide additional information with respect to the proposals to be voted on at the 2026 Annual Meeting of Stockholders of Snowflake Inc. (Annual Meeting) to be held on Monday, June 29, 2026 at 9:00 a.m., Pacific Time, as described in more detail in the Definitive Proxy Statement for the 2026 Annual Meeting of Stockholders (Proxy Statement), which was filed with the Securities and Exchange Commission on May 18, 2026.
Specifically, we are asking for your critical support for Proposal Two — Advisory Vote on the Compensation of Our Named Executive Officers and would like to express our appreciation for your independent analysis in conducting your evaluation. This Supplement should be read in conjunction with the Proxy Statement. Capitalized terms used but not defined herein and certain customary references shall have the meanings given to them in the Proxy Statement.
IMPORTANT INFORMATION ABOUT OUR SAY-ON-PAY PROPOSAL
As described under Proposal Two in the Proxy Statement, we are requesting that stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (commonly referred to as “Say-on-Pay”). After we filed the Proxy Statement, proxy advisory firms Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis) issued their respective proxy voting reports recommending that stockholders vote against the Say-on-Pay proposal as a result of formulaic applications of their respective proxy voting policies. We respectfully disagree with their recommendations and strongly believe that our stockholders should vote in favor of the Say-on-Pay proposal, as discussed below.
Our executive compensation program is designed to be competitive for us to attract and retain top-tier talent in the technology sector and enable us to execute on our growth strategy. We deeply believe in a pay-for-performance philosophy that drives long-term value creation for our stockholders. We believe our compensation program is consistent with those of other similarly situated technology companies and appropriately incentivizes and rewards our executive officers, and has been effective in aligning their long-term interests with those of our stockholders as reflected in our stock price following the public announcement of our financial results for the first quarter of Fiscal Year 2027, including our increased outlook for the full year of Fiscal Year 2027.

EXTENSIVE STOCKHOLDER OUTREACH EFFORTS FOLLOWING 2025 ANNUAL MEETING
Following our 2025 Annual Meeting of Stockholders where we received support from approximately 30% of the votes cast for the Say-on-Pay proposal, we initiated a robust stockholder outreach campaign to directly hear and understand stockholders’ concerns. We requested engagement from 38 of our largest institutional stockholders (representing over 50%* of our outstanding shares), including approximately 70%* of our institutional (non-individual) stockholders, and held meetings with the 12 institutional stockholders who accepted our request for engagement, representing approximately 26%* of our outstanding shares, with at least one member of our Compensation Committee participating in 10 meetings. The extensive stockholder outreach efforts demonstrated that our Board and Compensation Committee took the outcome of the 2025 Say-on-Pay vote seriously and valued the perspectives of our stockholders.
We welcome opportunities to engage with our stockholders in advance of the Annual Meeting and expect to conduct additional outreach over the coming year to inform our Board and Compensation Committee’s decision-making on compensation and governance practices.
*Percentages based on share ownership reports available as of September 2025.

REDESIGNED PRSU PROGRAM RESPONSIVE TO STOCKHOLDER FEEDBACK
To address stockholder feedback regarding performance periods and vesting duration for our long-term equity incentive awards, our Compensation Committee approved a redesigned PRSU program for our executive leadership team for Fiscal Year 2027 to, among other things: (i) determine attainment based on cumulative performance achievement across three performance metrics over a three-year performance period; (ii) set pre-established three-year growth rate targets for product revenue, the primary performance metric having a 70% weighting, at the outset of the three-year performance period, with the growth rates for years two and three set as a percentage increase relative to the prior year’s actual performance achieved; and (iii) use a three-year cliff vesting schedule – delaying commencement of our PRSU vesting by two years compared to pre-Fiscal Year 2027 PRSUs such that no portion will vest prior to the cliff vest date in March 2029.
Our Board and Compensation Committee are committed to constructive stockholder engagement and responsiveness and plan to continue to integrate stockholder feedback as we evolve our compensation practices.
VOTE FOR OUR SAY-ON-PAY PROPOSAL
We hope the additional disclosures we are providing in this Supplement will address stockholders’ concerns regarding the Say-on-Pay proposal in light of the recommendations of ISS and Glass Lewis.
For the foregoing reasons and the reasons set forth in our Proxy Statement, our Board continues to unanimously recommend that our stockholders vote “FOR” the Say-on-Pay proposal (Proposal Two).
REAFFIRMATION OF THE BOARD’S RECOMMENDATIONS FOR ALL PROPOSALS
Our Board urges stockholders to carefully consider the proposals included in our Proxy Statement, as well as matters discussed in this Supplement, and vote your shares as follows:
•FOR the election of Teresa Briggs, Mark D. McLaughlin, and Sridhar Ramaswamy as Class III directors;
•FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers;
•FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2027; and
•AGAINST the non-binding stockholder proposal requesting majority vote for director elections.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or voting instruction form, or by using our internet or telephonic voting system. If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.

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